EXHIBIT 99.3


                      UNION TEXAS PETROLEUM
                           (LETTERHEAD)

NEWS RELEASE

Contact:    Carol L. Cox
            (713) 968-2714

          UNION TEXAS PETROLEUM UPDATES OFFSHORE
                VIETNAM EXPLORATION PROGRAM

     Houston, September 22, 1995 -- Union Texas Asia
Corporation, a wholly-owned subsidiary of Union Texas
Petroleum Holdings, Inc., today issued an update on the exploration drilling program in the South Con Son Basin offshore Vietnam.

     The 04-2-HT-01X well, which is the first exploration well of a two-well program for 1995, commenced drilling on July 12, 1995. The well was plugged and abandoned on September 21, 1995. The well reached a total depth of 4,548 meters (14,922 feet). Although gas shows were encountered over a large interval while drilling, no flow tests were conducted due to poor reservoir quality.

     The second well of the 1995 exploration program is expected to begin drilling operations within the next several days. The well will be situated approximately 17 miles southwest of 04-2-HT-01X.

     The wells are located on the 628,000-acre Block 04.2 in the South Con Son Basin in the South China Sea, about 125 miles southeast of Vung Tau. The venture is operated by LASMO Vietnam Limited, a subsidiary of LASMO plc, which has a 37.5% working interest in the block. Union Texas Asia has a 25% working interest. The remaining 37.5% working interest is held by CIECO Con Son, Inc.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.

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